Exhibit 1.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the “Amendment”), dated as of March 19, 2024, by and among, Feutune Light Acquisition Corporation, a Delaware corporation (“Parent”), Feutune Light Merger Sub Inc. a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Thunder Power Holdings Limited, a British Virgin Islands company (the “Company”). Capitalized terms not otherwise defined in this Amendment shall have the meaning given to them in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Parent, Merger Sub, and the Company are parties to a certain Agreement and Plan of Merger dated as of October 26, 2023 (the “Merger Agreement”);

WHEREAS, on March 18, 2024, Parent’s stockholders approved Parent’s amended and restated certificate of incorporation to allow Parent until March 21, 2024 to consummate an initial business combination and may elect to extend the period to consummate an initial business combination up to nine times, each by an additional one-month period, for a total of up to nine months to December 21, 2024, by depositing $60,000, for each one-month period (each, a “New Monthly Extension Payment”) to the Trust Account;

WHEREAS, the Company has agreed to provide loans to Parent to be deposited into the Trust Account as New Monthly Extension Payments to extend the Combination Period until December 21, 2024; and

WHEREAS, in accordance with the terms of Section 11.2 of the Merger Agreement, Parent, Merger Sub and the Company desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company agree as follows:

Section 1. Amendments to the Merger Agreement.

(a) Article VII, Section 7.5 of the Merger Agreement shall hereby be deleted in its entirety and shall be replaced as follows:

“7.5 Extension Payment Loans. From October 26, 2023 to March 21, 2024, the Company shall provide loans to Parent to be deposited into the Trust Account as Monthly Extension Payments to extend the Combination Period until March 21, 2024, including, for the avoidance of doubt, the Monthly Extension Payment to extend the Combination Period until November 21, 2023. From March 18, 2024, the Company shall provide loans to Parent to be deposited into the Trust Account as New Monthly Extension Payments to extend the Combination Period until June 21, 2024. In the event that the Business Combination has not been consummated by June 21, 2024, the Company, in its sole discretion determines that the parties are acting in good faith to consummate the Business Combination and the Business Combination is reasonably expected to be consummated, may agree on the same or different terms and conditions to provide additional loans in support of further extension of the Combination Period (the loans provided by the Company as Monthly Extension Payments and New Monthly Extension Payments in support of the extension of the Combination Period are collectively referred as “Extension Payment Loans”). The Extension Payment Loans shall be evidenced by promissory notes issued by Parent which shall entitle the Company to have senior ranking on repayments of the Extension Payment Loans in the event of liquidation of Parent.”

(b) In Article I, the following definition shall be added into the Merger Agreement, inserted between the definitions of “Nasdaq” and “Non-Compete Agreement” as follows:

“New Monthly Extension Payment” means the monthly deposit in the amount of $60,000 to be made to the Trust Account by 21st of each month to allow Parent to consummate its initial business combination by June 21, 2024 in accordance with the terms of Section 7.5 hereof.

Section 2. Effectiveness of Amendment. Upon the execution and delivery hereof, the Merger Agreement shall thereupon be deemed to be amended as set forth herein and with the same effect as if the amendments made hereby were originally set forth in the Merger Agreement, and this Amendment and the Merger Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendments shall not operate so as to render invalid or improper any action heretofore taken under the Merger Agreement. Upon the effectiveness of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment.

Section 3. General Provisions.

(a) Miscellaneous. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile or PDF transmission. The terms of Article XI of the Merger Agreement shall apply to this Amendment, as applicable.

(b) Merger Agreement in Effect. Except as specifically and explicitly provided for in this Amendment, the Merger Agreement shall remain unmodified and in full force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Parent:

Feutune Light Acquisition Corporation

By:	/s/ Yuanmei Ma
	Name:	Yuanmei Ma
	Title:	Chief Financial Officer

Merger Sub:

Feutune Light Merger Sub Inc.

By:	/s/ Yuanmei Ma
	Name:	Yuanmei Ma
	Title:	Sole Director and Chairman

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

The Company:

Thunder Power Holding Limited

By:	/s/ Wellen Sham
	Name:	Wellen Sham
	Title:	Chief Executive Officer